Exhibit 14

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Variable Equity Trust

We consent to the use of our reports dated February 16, 2010, for Legg Mason ClearBridge Variable Dividend Strategy Portfolio and Legg Mason ClearBridge Variable Equity Income Builder Portfolio, a series of Legg Mason Partners Variable Equity Trust, as of December 31, 2009, incorporated herein by reference and to the references to our firm under the heading “Financial highlights” and in Appendix C: “Financial Highlights of Legg Mason ClearBridge Variable Equity Income Builder Portfolio” in the Proxy Statement/Prospectus on Form N-14.

New York, New York

November 19, 2010